Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, par value CHF 0.20 per share	Other	400,000	$5.64	$2,256,000	0.0001102	$248.62
	Total Offering Amounts					$2,256,000		$248.62
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$248.62

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares that become issuable pursuant to that certain purchase agreement by and between Altamira Therapeutics Ltd. (the “Registrant”) and Lincoln Park Capital Fund, LLC (“LPC) dated as of December 5, 2022, relating to the issuance of up to $10,000,000 of common shares of the Registrant (the “Purchase Agreement”) by reason of any non-cash dividend, share split, reverse share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding common shares, as applicable. Includes 50,000 Commitment Shares issued to LPC on December 5, 2022 and up to an additional 350,000 common shares of the Registrant that are available to be issued and sold by the Registrant to LPC from time to time at the Registrant’s election pursuant to the Purchase Agreement, subject to satisfaction of the conditions set forth therein.

(2)	Estimated pursuant to Rules 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common shares as reported on The Nasdaq Capital Market on December 9, 2022, which date is within five business days prior to the filing of this registration statement.